Thursday, April 24, 2008

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports Earnings for the First Quarter 2008

Farmers National Banc Corp (OTCBB: FMNB), holding company of the Farmers National Bank of Canfield, today reported basic and diluted earnings per share of $.13 for the first quarter of 2008 compared to $.07 for the previous quarter ended December 31, 2007 and $.14 for the same three month period ended March 31, 2007.

Net income for the first quarter of 2008 was $1.724 million, a decrease of $85 thousand from the same quarter in 2007 and an increase of $761 thousand from the previous quarter ended December 31, 2007. The previous quarter’s results included a non-operating after-tax charge of $576 thousand representing a reclassification and recognition of an other-than-temporary impairment of securities. Annualized return on average equity and average assets for the first quarter of 2008 was 9.29% and .85%, respectively. This compares to 9.70% and .91% for the same period in 2007.

The company’s total assets recorded at March 31, 2008 were $831.477 million compared to $803.280 million in total assets recorded at this same time in 2007. On March 31, 2008, net loans were $499.828 million compared to $501.532 million in March 2007. Total deposits at March 31, 2008 were $632.350 million, a 5.93% increase from $596.968 million recorded at March 31, 2007.

Net Interest Income -— Net interest income was $5.834 million for the first quarter of 2008, which compares to $5.959 million in the preceding quarter and $5.717 million in the first quarter of 2007. The annualized net interest margin, on a fully taxable equivalent basis, was 3.33% for the three months ended March 31, 2008, compared to 3.27% at this same time in 2007. The increase in the net interest margin was achieved as the Company improved asset yields and reduced liability costs. During the past twelve months, March 31, 2007 to March 31, 2008, the annualized earning asset yields increased by 6 basis points, while the annualized cost of interest bearing liabilities decreased 5 basis points.

Non-Interest Income -— Non-interest income, including securities gains and impairment of securities, was $1.395 million in the first quarter of 2008, compared to $516 thousand in the preceding quarter and $1.597 million in the first quarter of 2007. The comparison to the preceding quarter is impacted by the impairment of securities of securities charge of $873 thousand recorded in the fourth quarter of 2007. The corporation realized gains on sales of securities of $194 thousand in the quarter ended March 31, 2008 compared to $552 thousand recorded in the same quarter a year ago.

Operating Expenses -— Non-interest expenses totaled $5.006 million for the first quarter of 2008, which compares to $5.118 million for the first quarter of 2007 and $5.078 million for the fourth quarter of 2007. Non-recurring expenses amounting to approximately $128 thousand that were recognized during the first quarter of 2007 specifically, impacted these results.

Asset Quality -— As of March 31, 2008, the non-performing loans/total loan ratio was .46%, compared to .46% at the end of 2007 and .48% at this same time in 2007. As of March 31, 2008, total non-performing loans were $2.347 million, compared to $2.361 million on December 31, 2007 and $2.458 million at this same time in 2007. On March 31, 2008, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 233%, compared to 231% in December 2007 and 226% in March 2007. During the first quarter of 2008, net chargeoffs totaled $112 thousand compared to $516 thousand in the preceding quarter and $98 thousand in the same quarter in 2007. The loan loss provision totaled $110 thousand for the quarter ending March 31, 2008 compared to $60 thousand in the quarter ended March 31, 2007 and $385 thousand for the previous quarter ended December 31, 2007.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental and economic factors. As of March 31, 2008, the ALLL/total loan ratio was 1.08% compared to 1.06% at the end of 2007 and 1.10% at March 31, 2007.

Stock Buyback -— On June 12, 2007, Farmers National Banc Corp. reauthorized the Stock Repurchase Program under which it may repurchase up to approximately 638,000 shares, or 4.9% of its outstanding common stock over a twelve-month period. During the first quarter of 2008, Farmers repurchased approximately 40,000 common shares under this buyback program. A total of approximately 298,000 shares have been purchased under the current buyback program.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended
	March 31, 2008	March 31, 2007
Total interest income	$11,198	$11,071
Total interest expense	5,364	5,354

Net interest income	5,834	5,717
Provision for loan losses	110	60
Other income	1,395	1,597
Other expense	5,006	5,118

Income before income taxes	2,113	2,136
Income taxes	389	327

Net income	$1,724	$1,809

Basic and diluted earnings per share	$0.13	$0.14
Cash dividends	2,078	2,086
Cash dividends per share	0.16	0.16
Book value per share	5.79	5.82
Consolidated Statements of Financial Condition	March 31, 2008	March 31, 2007
Assets
Cash and cash equivalents	$52,571	$26,770
Securities available for sale	241,152	245,894
Loans	505,285	507,088
Less allowance for loan losses	5,457	5,556

Net Loans	499,828	501,532

Other assets	37,926	29,084

Total Assets	$831,477	$803,280

Liabilities and Stockholders’ Equity
Deposits	$632,350	$596,968
Other interest-bearing liabilities	119,386	125,896
Other liabilities	3,952	4,294

Total liabilities	755,688	727,158
Stockholders’ Equity	75,789	76,122

Total Liabilities and Stockholders’ Equity	$831,477	$803,280

Period-end shares outstanding	13,093	13,075
Ratios
Return on Average Assets (Annualized)	0.85%	0.91%
Return on Average Equity (Annualized)	9.29	9.70
Efficiency Ratio (Year-to-date on a tax equivalent basis)	66.27	70.99
Capital to Asset Ratio	9.11	9.48
Dividends to Net Income (Year-to-date)	120.53	115.31
Loans to Assets	60.77	63.13
Net Loans to Deposits	79.04	84.01
Allowance for Loan Losses to Total Loans	1.08	1.10
Non-performing Loans to Total Loans	0.46	0.48
Unaudited